Worthington Industries To Purchase Electrical Steel Company Tempel Steel

COLUMBUS, Ohio, Nov. 1, 2021 --- Worthington Industries, Inc. (NYSE:WOR) today announced that its Steel Processing segment has signed an agreement to acquire Tempel Steel Company, one of the world's leading manufacturers of precision motor and transformer laminations for the electrical steel market.  Tempel is a global business and manufactures in five facilities located in Chicago, Canada, China, India and Mexico.

“Acquiring Tempel will immediately make us a market leader in the rapidly growing electrical steel market that includes transformers, machine motors and electric vehicle (EV) motors,” said President and CEO Andy Rose.  “Worthington’s experience and deep relationships in the automotive sector will position Tempel to further penetrate the growing hybrid and EV market.” Rose added, “As EVs are embraced globally and the electricity infrastructure is upgraded and expanded to accommodate the shift to electric motors, we’re excited about what our organizations can do together on a global scale.”

Leveraging the latest engineering technology, Tempel’s proprietary manufacturing techniques provide customers with highly engineered, precision-stamped, electrical steel laminations used for the core of electric motors, transformers and generators.  With hybrids and EVs expected to continue growing at double-digit rates worldwide, Tempel will significantly enhance Worthington’s existing automotive offerings, including its lightweighting technology and laser welded solutions that deliver weight and cost reductions and increased fuel efficiency to the mobility market.  Tempel also serves the important electricity infrastructure and distribution markets, which are expected to see significant investment and growth to support the transition to electric motors across multiple industries.

The transaction is expected to close in December 2021 with a purchase price of approximately $255 million plus the assumption of certain liabilities, funded primarily with existing cash.  Tempel generated net revenue of approximately $377 million and EBITDA of $35 million, adjusted to exclude estimated inventory holding gains, for the trailing twelve months ended Sept. 30, 2021.  Founded in 1945, Tempel is headquartered in Chicago with additional manufacturing facilities in Burlington, Canada, Changzhou, China, Chennai, India and Monterrey, Mexico, with 1,500 employees.  For more information on Tempel visit www.tempel.com.

A presentation with additional information can be found on the investor relations section of the Company’s website.  In addition, the Company will discuss the Tempel acquisition in more detail during its previously announced Investor and Analyst day scheduled for Nov. 10, 2021 at 9:30 a.m. ET.  Investors and analysts interested in attending this virtual event may register by visiting the Company’s

Worthington Industries

Nov. 1, 2021

website at www.WorthingtonIndustries.com or emailing Investors@worthingtonindustries.com for additional information.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions that provide lightweighting and safety critical components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 53 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

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